Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”), executed and delivered as of June 20, 2018 (the “Effective Date”), is made by and between Yoga Works, Inc., a California corporation (together with any successor thereto, the “Company”), and Kurt Donnell (“Executive”) (collectively referred to herein as the “Parties”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Section 10.

RECITALS

WHEREAS, the Company and the Executive desire to enter into this Agreement for the employment of the Executive by the Company upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a)General.  Effective as of the Effective Date, the Company shall employ Executive and Executive shall accept the employment by the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b)Employment Term.  The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date, and ending on the first anniversary thereof, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional one (1) year periods unless no later than ninety (90) days prior to the end of the applicable Term either Party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term or any other date set by the Company in accordance with Section 3) and subject to earlier termination as provided in Section 3.

(c)Position and Duties.  Executive shall serve as Executive Vice President, Partnerships and General Counsel of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to Executive by the Chief Executive Officer of the Company (the “CEO”).  Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (including service to its affiliates, if applicable), provided that Executive may engage in charitable, community service, religious, educational and industry association activities and, with the prior written approval of the CEO, advisory boards or boards of directors of companies that are not in competition with the Company as long as long as the foregoing activities do not interfere with Executive’s duties under this Agreement.  Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy” and, collectively, the “Policies”).

2.	Compensation and Related Matters.

(a)Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate of Two Hundred Twenty Thousand Dollars ($220,000) per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company.  Such Annual Base Salary

Exhibit 10.1

shall be reviewed (and may be adjusted) from time to time by the Board of Directors of the Company (the “Board”).

(b)Bonus.  During the Term, the Executive will be eligible to participate in an incentive program established by the Board.  Executive’s bonus compensation under such incentive program shall be targeted at Fifty Thousand Dollars ($50,000) each year to be awarded based on successfully delivering the goals set by the Board each year during the Term, which may include such key metrics as the Company’s achievement of the consolidated revenue target, EBITDA target, visit target and a discretionary target.  The Company may add additional bonus incentives for surpassing key metric goals such as revenue and/or EBITDA.  The Company shall use commercially reasonable efforts to set the incentive targets for a calendar year no later than January 31 of such year.  The payment of any bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment which shall be no later than April 15 following the respective year end.  Executive’s target annual bonus may be reviewed (and may be adjusted) from time-to-time by the Board.

(c)Benefits.  During the Term, Executive shall be eligible to participate in all employee benefit plans, programs and arrangements of the Company, commensurate with Executive’s position as a senior executive and consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.  In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d)Vacation.  During the Term, Executive shall be entitled to accrue and use three (3) weeks of paid vacation per year, in accordance with the Company’s Policies; provided, however, that Executive shall not accrue any vacation time in excess of six (6) weeks (the “Accrual Limit”) and shall cease accruing vacation time if Executive’s accrued vacation reaches the Accrual Limit until such time as Executive’s accrued vacation drops below the Accrual Limit.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive, provided however, that any request of Executive to take paid vacation shall not be unreasonably denied by the Company.

(e)Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy. In addition, during the Term, the Company will reimburse Executive a flat fee of one hundred twenty-five dollars ($125) per month for use of Executive’s personal phone/mobile device.

(f)Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.  Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(g)Indemnification and Insurance.  At all times during the Term, the Company shall hold and maintain adequate levels of Directors and Officers liability insurance, and with provisions that will provide coverage for Executive as a director, officer, and employee of the Company or any affiliate.  Moreover, during the Term and thereafter, the Company shall indemnify Executive to the fullest extent provided by law and the Company’s bylaws from and against any expense (including attorney’s fees),

Exhibit 10.1

judgments, fines, penalties, and amounts paid in settlement incurred by Executive in connection with any proceeding in which Executive was or is made a party or was or is involved by reason of the fact that Executive was or is employed by or serving as an employee, officer or director of the Company or any of its affiliates.

3.	Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)Circumstances.

(i)Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)Disability.  If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined below.

(iv)Termination without Cause.  The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v)Resignation from the Company for Good Reason.  Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)Resignation from the Company Without Good Reason.  Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive as a result of the Executive not renewing the Term pursuant to Section 1.

(b)Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled

Exhibit 10.1

to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(f); (iii) any accrued vacation; and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the severance payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d)Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.	Severance Payments.

(a)Termination for Cause or Resignation from the Company Without Good Reason.  If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)Termination without Cause, Termination Upon Death or Disability, or Resignation from the Company for Good Reason.

(i)If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing on or before the twenty-first (21st) (or 45th day to the extent required by applicable law) day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(A)an amount in cash equal to fifty percent (50%) of the Annual Base Salary of Executive as of the Date of Termination, payable in the form of salary continuation in regular installments over the six- (6-) month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices;

(B)in the event that the Date of Termination occurs on or after July 1 of any year, following completion of the year in which the Date of Termination occurs, a pro rata portion, based on the number of days elapsed from the beginning of such year to the Date of Termination, of Executive’s bonus, if any, that would otherwise be payable with respect to such year under Section 2(b) above (based on actual performance for such year), payable on the date on which annual bonuses are paid generally by the Company to its senior executives with respect to the year in which the Date of Termination occurs, but in all events

Exhibit 10.1

during the calendar year immediately following the year in which the Date of Termination occurs; and

(C)if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums (less the amount Executive would have had to pay to receive group health coverage for the Executive based on the cost sharing levels in effect as of the Date of Termination) for Executive under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive becomes no longer eligible for COBRA, or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a gross monthly payment in an amount to cover the full monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount the Executive would have had to pay to receive group health coverage for the Executive based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the last day of the Severance Period, (Y) the date that Executive becomes no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.

(c)Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.

Solicitation.  Executive acknowledges that the Company has provided and, during the Term, the Company from time to time will continue to provide Executive with access to its Confidential Information (as defined below). Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, recruit or otherwise solicit or induce any employee or consultant of the Company to terminate his or her employment with the Company, other than through a general solicitation not targeting the employees of the Company.

(b)In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to

Exhibit 10.1

extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c)As used in this Section 5, (i) the term “Company” shall include the Company, Parent and all current and future, direct and indirect, subsidiaries of Parent; and (ii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date twelve (12) months following the Date of Termination.

(d)Each of the Parties (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement.  For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

(e)Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company.  During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

6.	Nondisclosure of Proprietary Information.

(a)Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company and its affiliates) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information.  The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date

Exhibit 10.1

Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a).  For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c)Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(e)Nothing in this Agreement is intended to or shall be used in any way to: (i) limit Executive from disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) limit Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law, (iii) prohibit Executive from disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iv) prohibit Executive from disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (v) prohibit Executive from retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations. In addition, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (x) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

7.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company, but only to the extent allowed by California Labor Code Section 2870 (which is attached hereto as Appendix A) (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive

Exhibit 10.1

hereby appoints the Company as Executive’s attorney-in‑fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

9.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.	Certain Definitions.

(a)Cause.  The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)Executive’s failure to comply with, in any material respect, any of the material Company’s Policies;

(ii)Executive’s failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board;

(iii)Executive’s breach of a material provision of this Agreement, any Restricted Stock Agreement and any other material agreement among Executive and the Company, Parent or subsidiary thereof;

(iv)Executive’s commission of, conviction of, or plea of “guilty” or “no contest” to, any felony or crime involving moral turpitude;

(v)Executive’s unlawful use (including being under the influence) or possession of illegal drugs on Parent’s or its direct or indirect subsidiaries’ premises or while performing Executive’s duties and responsibilities under this Agreement;

(vi)Executive’s willful, reckless or gross misconduct bringing Parent or its direct or indirect subsidiaries into any public disgrace or disrepute; or

Exhibit 10.1

(vii)Executive’s commission of an act of dishonesty, disloyalty, fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty with respect to Parent or its direct or indirect subsidiaries.

Notwithstanding the foregoing, in the case of clauses (i), (ii) and (iii) above, no “Cause” will have occurred unless and until the Company has provided Executive with written notice of the circumstances setting forth the elements of “Cause” in reasonable detail and an opportunity to cure such finding of “Cause” within thirty (30) days after the receipt of such notice.  If the Executive fails to cure the same within such thirty (30) days, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period.  In the event that (a) Executive’s employment with the Company terminates for any reason other than for Cause (including, without limitation, whether by death, Disability, resignation or termination without Cause or with Good Reason) and (b) any of the facts and circumstances described in (iv) through (vi) above existed as of the date of Executive’s termination (whether or not known by the Board as of the termination or discovered after any such termination), by a vote of the Board, the Company may deem the termination of the Executive’s employment to have been for Cause and, for all purposes of this Agreement (including Sections 3 and 4), the termination shall be treated as a termination by the Company for Cause and the Company and Executive shall have the corresponding rights or obligations associated with a termination for Cause.

(b)Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(c)Disability.  “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees,  “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six- (6-) month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.  Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(d)Good Reason.  For the sole purpose of determining Executive’s right to severance payments as described above, the Executive’s resignation will be for “Good Reason” if the Executive resigns within ninety (90) days after any of the following events, unless Executive consents in writing to the applicable event: (i) a material decrease in Executive’s annual base salary or bonus opportunity, other than a reduction in annual base salary of less than ten percent (10%) that is implemented in connection with a contemporaneous reduction in annual base salaries affecting all other senior executives of the Company, or the Company’s material failure to pay any compensation due to Executive when due and payable or other breach of a material provision of this Agreement, (ii) a material decrease in the Executive’s authority or areas of responsibility as are commensurate with such Executive’s title or position (other than in connection with a corporate transaction where the Executive continues to hold the position referenced in Section 1(c) above with respect to the Company’s business, substantially as such

Exhibit 10.1

business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), or (iii) the relocation of the Executive’s primary office to a location more than twenty-five (25) miles from Los Angeles, California or Phoenix, Arizona (provided that for purposes of clarity, Executive hereby agrees and acknowledges that his regular and/or periodic travel for business purposes shall in no event constitute “Good Reason”.   Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

(e)Person.  “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

11.	Miscellaneous Provisions.

(a)Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction, and where applicable, the laws of the United States.

(b)Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)If to the Company:

Yoga Works, Inc.

c/o Great Hill Partners LLC

One Liberty Square

Boston, MA 02109

Attention: Laurie Gerber

Facsimile:  (617) 292-9430

E-mail address: lgerber@greathillpartners.com

and copies to:

Latham & Watkins, LLP

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attention:  Alexander B. Temel

Facsimile:  (617) 948-6001

E-mail address: alexander.temel@lw.com

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If to Executive, at the last address that the Company has in its personnel records for Executive,

or at any other address as any Party shall have specified by notice in writing to the other Party.

(d)Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or other electronic delivery method shall be deemed effective for all purposes.

(e)Entire Agreement.  The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, including, without limitation, that certain Employment Agreement between the Parties dated March 27, 2017.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)Construction.  This Agreement shall be deemed drafted equally by both of the Parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)Arbitration.  Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS in Los Angeles, California.  Such arbitration shall be conducted in accordance with the then-existing JAMS Employment Rules and Procedures, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS; (b) the Company will pay the expenses and fees of the

Exhibit 10.1

arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS rules and regulations) of the proceedings has been given to such Party.  Each Party shall bear its own attorneys fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award if provided and allowed by law.  The Parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement.  This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an Award from such arbitration or otherwise in a legal proceeding.  If JAMS no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules.  In such event, all references herein to JAMS shall mean AAA.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.  Executive and the Company understand that by agreeing to arbitration any claim pursuant to this Section 11(i), they will not have the right to have any such claim decided by a jury or a court, but shall instead have any such claim decided through arbitration.  Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities.  Except as may be prohibited by law, this waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

(j)Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)Section 409A.

(i)General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of

Exhibit 10.1

employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(iii)Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

12.	Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.
COMPANY

By:  /s/ Rosanna McCollough

Name:  Rosanna McCollough

Title:Chief Executive Officer

EXECUTIVE

By:  /s/ Kurt Donnell

Kurt Donnell

[Signature Page to Employment Agreement]

Exhibit 10.1

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Kurt Donnell (“Employee”) and Whole Body, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of ________, 2017 (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Employee’s ownership of vested equity securities of the Company or Employee’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.Severance Payments; Salary and Benefits.  The Company agrees to provide Employee with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.Release of Claims.  Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration/severance payments represent settlement in full of all outstanding obligations owed to Employee by the Company, Parent (as defined in the Employment Agreement), any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

Exhibit 10.1

(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, [Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the California Fair Employment and Housing Act; the California Equal Pay Law; the Moore-Brown-Roberti Family Rights Act of 1991; the California Labor Code; the California WARN Act; the California False Claims Act; and the California Corporate Criminal Liability Act]1;

(e)any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee’s right under applicable law and any Retained Claims.  This release further does not release claims for breach of Section 3(c) or Section 4(b) of the Employment Agreement.

[1]	Subject to confirmation.

Exhibit 10.1

In addition, nothing in this Release precludes Executive from participating in any investigation or proceeding before any federal or state agency, or governmental body, including, but not limited to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission and/or the Department of Justice.

3.Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that he has been advised by this writing that:  (a) he should consult with an attorney prior to executing this Agreement; (b) he has [twenty-one (21)]2 days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement pursuant to written notice to the ______________ of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

6.Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Sections 11(a), 11(c) and 11(i) of the Employment Agreement.

7.Effective Date.  If the Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then Employee has seven days after signing this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).  If the Employee has not attained the age of 40 as of the date of Employee’s termination of employment, then the “Effective Date” shall be the date on which Employee signs this Agreement.

8.Voluntary Execution of Agreement.  Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Employee acknowledges that:  (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement

[2]	45 days to the extent required by applicable law.

Exhibit 10.1

by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: ______________	[_______________]

COMPANY
Dated:	By: Name: Title:

Appendix A

California Labor Code Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(i)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(A)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(B)Result from any work performed by the employee for his employer.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.